Exhibit 99.1

November 01, 2010 10:34 AM Eastern Daylight Time

Neogenix Oncology® Receives FDA Orphan Drug Status for Ensituximab (NPC-1C) for Treatment of Pancreatic Cancer

GREAT NECK, N.Y.—(BUSINESS WIRE)—Neogenix Oncology, Inc. (Neogenix) announced today that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to the company’s product candidate ensituximab (monoclonal antibody NPC-1C) for the treatment of pancreatic cancer. The Company initiated in December 2009 a multi-center Phase I clinical trial of ensituximab (NPC-1C) for the treatment of advanced pancreatic and colorectal cancer.

“Receiving orphan drug designation from the FDA is a significant step for Neogenix Oncology in development of ensituximab (NPC-1C),” said Philip M. Arlen, M.D, President and CEO of Neogenix Oncology. “With pancreatic cancer awareness month upon us, receiving orphan status underscores the importance of our clinical research goals along with our partners at The Johns Hopkins Hospital, Duke University Medical Center and North Shore LIJ. We are committed to improving treatment options for this deadly disease.”

Orphan status entitles Neogenix Oncology to seven years of marketing exclusivity for ensituximab (NPC-1C) for the treatment of pancreatic cancer upon regulatory approval, as well as the opportunity to apply for grant funding from the U.S. government to defray costs of clinical trial expenses, tax credits for clinical research expenses and potential exemption from the FDA’s application user fee. The United States Orphan Drug Act of 1983 was created to promote the development of new drug therapies for the treatment of diseases that affect fewer than 200,000 individuals in the United States.

According to the American Cancer Society (ACS), cancer of the pancreas is the fourth leading cause of cancer-related death overall in the United States. The ACS estimates that annual incidence of pancreatic cancer in the United States to be greater than 43,000 cases, and more than 36,000 people are expected to die from the disease in 2010. The 1- and 5-year survival rates for people in the United States diagnosed with any stage of pancreatic cancer are 25 percent and 6 percent, respectively, according to the ACS.

About Neogenix Oncology

Neogenix Oncology is a clinical stage biotechnology company focused on developing and commercializing therapeutic and diagnostic products for the early detection and treatment of pancreatic, colorectal, lung, cervical, ovarian, prostate, and other cancers. The company’s portfolio includes monoclonal antibodies that are designed to be specific to cancer cells by recognizing epitopes that are tumor specific, that is, found on cancer cells, but not normal cells. Founded in late 2003 and headquartered in Great Neck, NY, the company conducts its research and development work in its laboratories in Rockville, MD. The company is presently conducting a clinical study to establish certain of its antibodies as a serum diagnostic for pancreatic and colorectal cancers, and in December 2009 began a multicenter Phase I therapeutic trial to evaluate the clinical safety of ensituximab (NPC-1C antibody) in patients with metastatic pancreatic and colorectal cancer.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements that relate to future events. These statements are based on current expectations only and are subject to known and unknown risks, uncertainties and other factors which may cause the actual results to be materially different from any future results express or implied by such forward-looking statements, including those risk factors discussed in the company’s SEC reports, including the company’s Form 10 and quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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